EXHIBIT 16

June 26, 1998

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir:

We have read the information concerning the change in accountants contained in the Experts section included in Amendment No. 1 to the registration statement on Form S-4 (file No. 333-51713) of Market Hub Partners Storage L.P. and Market Hub Partners Finance, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP
-----------------------
Arthur Andersen LLP


Copy to: Mr. Anthony J. Clark
     Vice President and Chief Financial Officer
     Market Hub Partners Storage L.P. and
     Market Hub Partners Finance, Inc.